EXHIBIT 99(d)(4)

CERTIFICATE OF THE DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
SERIES B PREFERRED STOCK
(Par Value $.01 Per Share)

of

LaBRANCHE & CO INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        LaBranche & Co Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Company"), by its Chairman, Chief Executive Officer and President,

        DOES HEREBY CERTIFY:

        FIRST: Pursuant to authority expressly vested in the Board of Directors of said Company by the provisions of its Certificate of Incorporation, as amended to date, said Board of Directors duly adopted, by unanimous written consent on January    , 2004, the following resolution providing for the designations and issuance of 50,000 shares of Series B Preferred Stock, $.01 par value:

          "RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Company's Certificate of Incorporation and the General Corporation Law of the State of Delaware, hereby authorizes the issue from time to time of a series of preferred stock, par value $.01 per share, of the Company and hereby fixes the designations, powers, preferences and relative, participating, optional and other rights and the qualifications, limitations or restrictions thereof, to be in their entirety as follows:

          Section 1. Designation and Number.    The series of preferred stock shall be designated and known as "Series B Preferred Stock." The number of shares constituting Series B Preferred Stock (hereinafter referred to as the "Series B Preferred") shall be 50,000. All equity securities of the Company ranking as to the payment of dividends or other distributions or to the distribution of assets on liquidation, dissolution or winding up of the Company junior to the Series B Preferred, including, without limitation, the Company's common stock, $.01 par value (the "Common Stock"), are sometimes hereinafter referred to as "Junior Securities."

    Section 2. Voting Rights

          (a) General Rights.    Except as may otherwise be required by the General Corporation Law of the State of Delaware and as set forth below in Section 2(b) hereof, no holder of the Series B Preferred shall be entitled to vote his shares of Series B Preferred on any matter submitted to a vote of the stockholders of the Company or at any meeting of such stockholders.

          (b) Separate Vote of Series B Preferred.    In addition to any other vote required by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred, voting separately as a class, shall be necessary for effecting or validating the following actions:

              (i)  Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that alters, changes or waives any of the powers, preferences, rights, privileges, qualifications, limitations or restrictions with respect to the Series B Preferred;

             (ii)  The authorization, creation (by reclassification or otherwise) or issuance of any class or series of shares of stock that (A) ranks senior to or pari passu with the Series B Preferred as to the payment of dividends or other distributions or to the distribution of assets on liquidation, dissolution or winding up of the Company, or (B) contains any mandatory or optional redemption provision;

           (iii)  Any increase or decrease in the total number of authorized shares of Series B Preferred;

            (iv)  Any of the following transactions or series of related transactions if, in connection with or as a result of such transaction or series of related transactions, the holders of the shares of Series B Preferred are not entitled to receive (on or before the date of such transaction or the date of the last transaction in such series of related transactions which triggers the application of this clause (iv)) cash for such shares in an amount equal to the aggregate liquidation preference thereof (as determined in accordance with Section 4(a) hereof):

              (A)  a consolidation or merger of the Company with or into any other corporation or other entity (other than for the purpose of reincorporating the Company in another jurisdiction), a share exchange with any other corporation or other entity or a corporate reorganization in which the holders of the Company's voting power immediately prior to such consolidation, merger, share exchange or reorganization own less than 50% of the resulting or surviving entity's voting power immediately after such consolidation, merger, share exchange or reorganization;

              (B)  (1) a transaction or series of related transactions that requires a vote of the holders of Common Stock and in which more than 50% of the Company's voting power is transferred to persons or entities other than those who held such voting power immediately before such transaction or transactions, or (2) a transaction or series of related transactions in which more than 50% of the Company's voting power is issued by the Company to persons or entities other than those who held such voting power immediately before such transaction or transactions; or

              (C)  a sale, lease or other disposition resulting in the Company no longer owning a direct or indirect interest in 50% or more of the tangible and intangible assets of the Company and its subsidiaries, taken as a whole; or

             (v)  Any redemption or repurchase of Junior Securities, except for (i) a redemption or repurchase of shares of Common Stock effectuated pursuant to an offer made concurrently with a redemption or repurchase offer to holders of shares of Series B Preferred in aggregate dollar amounts equal to that of the offer made to the holders of Common Stock (whether or not such offer is accepted by the holders of such shares of Series B Preferred), and (ii) acquisitions of Common Stock by the Company pursuant to agreements entered into in good faith and in the ordinary course of business which permit the Company to repurchase or redeem shares of Common Stock held by directors, officers and employees of the Company.

    Section 3. Dividends

          (a)    Except as otherwise provided herein, the holders of issued and outstanding shares of Series B Preferred shall be entitled to receive out of funds legally available for the payment of dividends, prior to and in preference to any declaration or payment of any dividend payable to holders of Junior Securities, a cash dividend at an annual rate of 8% of the Liquidation Preference (as defined below) per share until March 15, 2005, at an annual rate of 10% of the Liquidation Preference thereafter until March 15, 2006 and at an annual rate of 10.8% of the Liquidation

  Preference thereafter, subject to appropriate adjustment in the event of any stock dividends, stock splits, combinations, recapitalizations or similar transactions after the date on which the Series B Preferred is first issued. Subject to the Company's and its subsidiaries' compliance with applicable regulatory capital requirements of the Securities and Exchange Commission and New York Stock Exchange, Inc. and the various covenants to which the Company and its subsidiaries are or may become subject under bona fide loan agreements with third parties not affiliated with the Company to which the Company and its subsidiaries are or may become parties, such dividend shall be payable in arrears on the first day of January and the first day of July of each year (or if such date is not a regular business day, then the next business day thereafter). In the event of the Company's failure to pay in full, on its scheduled payment date, the dividend payable on January 1, 2004 with respect to the then outstanding shares of the Company's Series A Preferred Stock, par value $.01 per share ("Series A Shares"), then the dividend payable on July 1, 2004 with respect to the Series B Preferred shall accrue at an annual rate of 9% instead of 8% from January 1, 2004 thorugh June 30, 2004, and in the event of the Company's failure to pay in full, on its scheduled payment date, the dividend payable on July 1, 2004 with respect to the Series B Preferred, then the dividend payable on January 1, 2005 with respect to the Series B Preferred shall accrue at an annual rate of 9% instead of 8% through September 30, 2004 and 8% thereafter through December 31, 2004.

          (b)    Except as otherwise provided herein, dividends on the issued and outstanding shares of Series B Preferred shall be cumulative and shall accrue from day to day from January 1, 2004, unless the Company shall have failed to timely pay the dividend payable on that date with respect to the then outstanding Series A Shares, in which case the dividends on the issued and outstanding shares of Series B Preferred shall be cumulative and shall be deemed to have accrued from July 1, 2003, in either case regardless of whether or not such dividends have been earned or declared and whether or not earnings or profits are available for the payment thereof. The amount of the Company's earnings or profits available for the payment of dividends with respect to the Series B Preferred as of any scheduled dividend payment date shall be determined prior to the payment or accrual of bonuses or compensation in lieu thereof to employees of the Company or any of its subsidiaries as of such scheduled dividend payment date. The holders of the Series B Preferred shall not be entitled to participate in any other or additional earnings or profits of the Company beyond the foregoing dividend rights by reason of owning shares of Series B Preferred. Dividends shall continue to accrue and be payable with respect to the shares of Series B Preferred for so long as such shares shall remain issued and outstanding. All dividend payments with respect to the shares of Series B Preferred shall be applied to the payment of any previously accrued but unpaid dividends in the order of their accrual.

          (c)    Unless the full amount of cumulative dividends on the Series A Shares and the Series B Preferred, up to and including the then most current dividend payment date, shall have been paid, neither the Company nor any of its affiliates nor any of its subsidiaries or their respective affiliates shall at any time (i) set aside or apply any sum for the purchase or redemption of any outstanding Junior Securities, or (ii) declare any dividend (other than a dividend payable solely in Common Stock of the Company) or distribution on, or set aside or apply any sum for the payment of any dividend or other distribution on, Junior Securities. In addition, and not in limitation of the foregoing, unless the full amount of all dividends on the Series B Preferred initially payable after September 30, 2004, up to and including the then most current dividend payment date, shall have been paid, neither the Company nor any of its affiliates nor any of its subsidiaries or their respective affiliates shall at any time pay any bonuses (or compensation in lieu thereof) to any employees of the Company or any of its subsidiaries. Notwithstanding the prohibition contained in the immediately preceding sentence, however, the holders of a majority of the shares of Series B Preferred outstanding at any time and from time to time may waive, without amendment of this Certificate of the Designations, Powers, Preferences and Rights of the Series B Preferred, such prohibition on the payment of bonuses (or compensation in lieu thereof). Any such waiver shall be in writing, shall be specific in its intended application, may be conditioned on certain agreements of the Company and shall be signed by the holders of at least a majority of the shares of Series B Preferred outstanding. Notice of any such waiver shall be sent by certified mail, postage prepaid, to all holders of Series B Preferred at their respective addresses as set forth in the stock records of the Company. Thus given, any such waiver shall be binding on all holders of shares of Series B Preferred.

    Section 4. Liquidation Rights.

          (a)    Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment shall be made to, or set aside for the benefit of, the holders of any Junior Securities, the holders of Series B Preferred shall be entitled to be paid, senior and prior to all other classes and series of capital stock or other equity securities of the Company (other than other classes or series of capital stock or other equity securities which, by their terms, rank on parity with or senior to the Series B Preferred, subject to compliance by the Company with Section 2 hereof with respect to the authorization, creation or issuance thereof), out of the assets of the Company an amount per share of Series B Preferred held by them equal to the sum of (i) the Liquidation Preference (as defined below) and (ii) all accrued and unpaid dividends on such share of Series B Preferred (as adjusted for any stock dividends, stock splits, combinations, recapitalizations and similar transactions with respect to such share), as well as any Series A Share for which it may have been exchanged, to the date of payment. The "Liquidation Preference" of the Series B Preferred shall be $1,000 per share.

          (b)    After the payment of the full Liquidation Preference of the Series B Preferred as set forth in Section 4(a) hereof, the remaining assets of the Company legally available for distribution, if any, shall be distributed as required by the terms thereof to the holders of Junior Securities, including the Common Stock.

          (c)    If, upon any liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the Liquidation Preference set forth in Section 4(a) hereof, then such assets shall be distributed among the holders of Series B Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (d)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company which will involve the distribution of assets other than cash, the Company shall promptly engage (at the Company's expense) a competent independent appraiser reasonably acceptable to the holders of at least a majority of the outstanding shares of Series B Preferred to determine the value of any such assets to be distributed to the holders of the Series B Preferred for the purpose of determining compliance with Section 4(a) hereof. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series B Preferred of the appraiser's valuation.

          Section 5. Repurchase Offers.    The Company shall not, and shall not permit any of its subsidiaries or affiliates to, acquire directly or indirectly by purchase or otherwise any of the outstanding shares of Series B Preferred, except pursuant to an offer made equally and ratably to all holders of shares of Series B Preferred to purchase or otherwise acquire outstanding shares of Series B Preferred held by them for the same amount and type of consideration per share of Series B Preferred and upon the same terms and conditions.

        SECOND: Such determination of the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said Series B

Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Company, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.

        IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this    day of January, 2004.

LaBRANCHE & CO INC.
By:
Name: George M.L. LaBranche, IV Title: Chairman, Chief Executive Officer and President